Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated April 14, 2014, with respect to the consolidated financial statements included in the Annual Report of ERBA Diagnostics, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statements of ERBA Diagnostics, Inc. on Forms S-8 (File No. 333-161393, effective August 17, 2009, and 333-48316, effective October 20, 2000).

/s/ Mayer Hoffman McCann P.C.

Miami, Florida

April 14, 2014